As filed with the Securities and Exchange Commission on July 10, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Gastar Exploration Inc.
(Exact name of registrant as specified in its charter)

Delaware State or Other Jurisdiction of Incorporation or Organization)	38-3531640 (I.R.S. Employer Identification No.)

1331 Lamar Street, Suite 650 Houston, Texas 77010 (713) 739-1800 (Address, Including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

AMENDED AND RESTATED GASTAR EXPLORATION INC. LONG-TERM INCENTIVE PLAN (Full Title of the Plan)

J. Russell Porter 1331 Lamar Street, Suite 650 Houston, Texas 77010 (713) 739-1800 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
_______________ Copies to James M. Prince Sarah K. Morgan Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 Telephone: (713) 758-2222 _______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $0.001 of Gastar Exploration Inc.	3,300,000	$8.42	$27,786,000	$3,579
____________

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock (“Common Stock”) of Gastar Exploration Inc. (the “Registrant”) registered hereby pursuant to the Amended and Restated Gastar Exploration Inc. Long-Term Incentive Plan (the “Plan”) is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). The maximum aggregate offering price is based on $8.42, which was the average of the high and low sales prices of the Registrant’s common shares on the NYSE MKT on July 7, 2014.

(3)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of an additional 3,300,000 shares of Common Stock under the Plan.

EXPLANATORY NOTE

On January 31, 2014, pursuant to an Agreement and Plan of Merger, Gastar Exploration, Inc., a Delaware corporation and the successor to Gastar Exploration Ltd. (the “Predecessor”) merged with and into the Registrant (such transaction, the “Merger”). In connection with the Merger, the Registrant assumed all awards outstanding pursuant to the Gastar Exploration Ltd. 2006 Long-Term Incentive Plan (as amended, restated and renamed the “Gastar Exploration Inc. Long-Term Incentive Plan”, the “Plan”). In addition, effective on June 12, 2014, the Plan was further amended, restated and renamed the “Amended and Restated Gastar Exploration Inc. Long-Term Incentive Plan”.
The Registrant is filing this Registration Statement on Form S-8 to register an additional 3,300,000 shares of common stock under the Plan in connection with such amendment and restatement, which shares may be issued pursuant to currently outstanding or future awards.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The Registrant is registering additional securities under the Plan covered hereby for which a registration statement on Form S-8 bearing Registration No. 333-193787 and filed with the Securities and Exchange Commission on February 6, 2014 is currently effective. Therefore, pursuant to General Instruction E of Form S-8, the Registrant elects to incorporate by reference the contents of such registration statement which constitutes information required in this Registration Statement.

Item 8.    Exhibits.
See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of GASTAR EXPLORATION INC. (the “Company”) hereby constitutes and appoints J. Russell Porter and Michael A. Gerlich, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all other amendments (including, without limitation, other post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 10, 2014.
GASTAR EXPLORATION INC.

By:	/S/ J. RUSSELL PORTER
J. Russell Porter
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on July 10, 2014 in the capacities indicated.

Signature	Title

/s/ J. Russell Porter	Director, President and Chief Executive Officer (Principal Executive Officer)
J. Russell Porter

/s/ Michael A. Gerlich	Senior Vice President, Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)
Michael A. Gerlich

/s/ John M. Selser Sr.	Chairman of the Board
John M. Selser Sr.

/s/ John H. Cassels	Director
John H. Cassels

/s/ Randolph C. Coley	Director
Randolph C. Coley

/s/ Robert D. Penner	Director
Robert D. Penner

INDEX TO EXHIBITS

Exhibit No.	Description
5.1*	Opinion of Vinson & Elkins L.L.P.
10.1
Gastar Exploration Inc. Amended and Restated Long-Term Incentive Plan (incorporated by reference to Annex A to the Registrant's Definitive Proxy Statement on Schedule 14A filed on May 2, 2014 (File No. 001-35211)).

23.1*	Consent of BDO USA, LLP.
23.2*	Consent of Wright & Company, Inc.
23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
24.1*	Powers of Attorney (set forth on the signature page contained in Part II of this Registration Statement).

*Filed herewith.